Exhibit 99.1

News Release Contact: Michael Stivala Chief Financial Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Extends Consent Date in Exchange Offers

and Consent Solicitations in Connection with Planned Acquisition of

Inergy, L.P.’s Retail Propane Operations

Whippany, New Jersey, May 17, 2012 — Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity (the “Partnership”), today announced that it and Suburban Energy Finance Corp. (collectively, “Suburban”) have extended the consent date (the “Consent Date”) for their previously announced offers to exchange (the “Exchange Offers”) and related consent solicitations (the “Consent Solicitations”). In the Exchange Offers, Suburban is offering to exchange any and all of the outstanding 7% Senior Notes due 2018 and 6 7/8% Senior Notes due 2021 issued by Inergy, L.P. and Inergy Finance Corp., which have an aggregate principal amount outstanding of $1.2 billion, for a combination of $1.0 billion in aggregate principal amount of new unsecured 7% Senior Notes due 2018 and 6 7/8% Senior Notes due 2021 (collectively, the “SPH Notes”), respectively, issued by Suburban and $200 million in cash.

The Consent Date has been extended to 5:00 p.m., New York City time, on May 18, 2012. The Exchange Offers are still set to expire at 11:59 p.m., New York City time, on May 31, 2012, unless extended or terminated. Except as set forth above, the terms of the Exchange Offers and Consent Solicitations remain unchanged. Withdrawal rights with respect to the Exchange Offers and revocation rights with respect to the Consent Solicitations expired as scheduled at 5:00 p.m., New York City time, on May 16, 2012.

Suburban is making the Exchange Offers and Consent Solicitations in connection with, and conditioned upon, the acquisition of Inergy’s retail propane operations.

The SPH Notes have not been registered under the Securities Act of 1933, as amended, or any state or foreign securities laws. The SPH Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act or any applicable state securities laws.

This press release is issued pursuant to Rule 135c under the Securities Act and does not constitute an offer to purchase or exchange any securities or a solicitation of any offer to sell or exchange any securities.

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Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 750,000 residential, commercial, industrial and agricultural customers through more than 300 locations in 30 states.

Forward-looking Statements

This press release contains certain forward-looking statements. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Suburban expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements reflect Suburban’s expectations or forecasts based on assumptions made by the partnership. These statements are subject to risks including those relating to market conditions, financial performance and results, prices and demand for natural gas and oil and other important factors that could cause actual results to differ materially from our forward looking statements. These risks are further described in Suburban Propane’s reports filed with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which such statement is made and Suburban undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

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